TEXAS ASSOCIATION OF REALTORS®
COMMERCIAL CONTRACT - IMPROVED PROPERTY

1. **PARTIES:** Seller agrees to sell and convey to Buyer the Property described in Paragraph 2. Buyer agrees to buy the Property from Seller for the sales price stated in Paragraph 3. The parties to this contract are:

Seller: Lake Houston Storage, LLC
Attention: Robert E. Dunn, III
Address: 23322 FM 2100, Huffman, Texas 77356
Phone: 281.728.3407 E-mail: robby@robbydunn.com
Fax: ______ Other: ______

Buyer: Caprock Oil, Inc., or its assigns
Attention: Hughes Watler, Jr.
Address: 11011 Richmond Avenue, Suite 525, Houston, Texas 77042
Phone: 713.479.7050 E-mail: HWatler@caprockoil.com
Fax: 713.479.7080 Other: ______

2. **PROPERTY:**

A. "Property" means that real property situated in Harris County, Texas at 23322 FM 2100, Huffman, Texas 77356 *(address)* and that is legally described on the attached Exhibit ______ or as follows:

Approximately 2.57 acres, being Lots 48 through 54 of Forest Manor Subdivision recorded in Volume 184, Page 89, of the Map Records of Harris County, Texas.

B. Seller will sell and convey the Property together with:
(1) all buildings, improvements, and fixtures;
(2) all rights, privileges, and appurtenances pertaining to the Property, including Seller's right, title, and interest in any minerals, utilities, adjacent streets, alleys, strips, gores, and rights-of-way;
(3) Seller's interest in all leases, rents, and security deposits for all or part of the Property;
(4) Seller's interest in all licenses and permits related to the Property;
(5) Seller's interest in all third party warranties or guaranties, if transferable, relating to the Property or any fixtures;
(6) Seller's interest in any trade names, if transferable, used in connection with the Property; and
(7) all Seller's tangible personal property located on the Property that is used in connection with the Property's operations except: ______.
Any personal property not included in the sale must be removed by Seller prior to closing.

(Describe any exceptions, reservations, or restrictions in Paragraph 12 or an addendum.)
(If mineral rights are to be reserved an appropriate addendum should be attached.)
(If the Property is a condominium, attach Commercial Contract Condominium Addendum (TAR-1930).)

3. **SALES PRICE:** At or before closing, Buyer will pay the following sales price for the Property:

A. Cash portion payable by Buyer at closing. . . . . $ 375,000.00

B. Sum of all financing described in Paragraph 4 . . . . $ 1,125,000.00

C. Sales price (sum of 3A and 3B). . . . . $ 1,500,000.00

4. **FINANCING:** Buyer will finance the portion of the sales price under Paragraph 3B as follows:

☑ A. Third Party Financing: One or more third party loans in the total amount of $ 1,125,000.00. This contract:

☑ (1) is not contingent upon Buyer obtaining third party financing.

☐ (2) is contingent upon Buyer obtaining third party financing in accordance with the attached Commercial Contract Financing Addendum (TAR-1931).

☐ B. Assumption: In accordance with the attached Commercial Contract Financing Addendum (TAR-1931), Buyer will assume the existing promissory note secured by the Property, which balance at closing will be $__________.

☐ C. Seller Financing: The delivery of a promissory note and deed of trust from Buyer to Seller under the terms of the attached Commercial Contract Financing Addendum (TAR-1931) in the amount of $__________.

5. **EARNEST MONEY:**

A. Not later than 3 business days after the effective date, Buyer must deposit $ 12,500.00 as earnest money with Alamo Title Company (title company) at 1800 Bering, Suite 150, Houston, Texas 77057 (address) David Pitschmann (closer). If Buyer fails to timely deposit the earnest money, Seller may terminate this contract or exercise any of Seller's other remedies under Paragraph 15 by providing written notice to Buyer before Buyer deposits the earnest money.

~~B. Buyer will deposit an additional amount of $__________ with the title company to be made part of the earnest money on or before:~~

~~☐ (i) ________ days after Buyer's right to terminate under Paragraph 7B expires; or~~

~~☐ (ii) ____________________.~~

~~Buyer will be in default if Buyer fails to deposit the additional amount required by this Paragraph 5B within 3 days after Seller notifies Buyer that Buyer has not timely deposited the additional amount.~~

C. Buyer may instruct the title company to deposit the earnest money in an interest-bearing account at a federally insured financial institution and to credit any interest to Buyer.

6. **TITLE POLICY, SURVEY, AND UCC SEARCH:**

A. Title Policy:

(1) Seller, at Seller's expense, will furnish Buyer an Owner's Policy of Title Insurance (the title policy) issued by any underwriter of the title company in the amount of the sales price, dated at or after closing, insuring Buyer against loss under the title policy, subject only to:

(a) those title exceptions permitted by this contract or as may be approved by Buyer in writing; and

(b) the standard printed exceptions contained in the promulgated form of title policy unless this contract provides otherwise.

(2) The standard printed exception as to discrepancies, conflicts, or shortages in area and boundary lines, or any encroachments or protrusions, or any overlapping improvements:

☐ (a) will not be amended or deleted from the title policy.

☑ (b) ~~will~~ may be amended to read "shortages in areas" at the expense of ☑ Buyer ☐ Seller.

(3) Within 10 days after the effective date, Seller will furnish Buyer a commitment for title insurance (the commitment) including legible copies of recorded documents evidencing title exceptions. Seller authorizes the title company to deliver the commitment and related documents to Buyer at Buyer's address.

B. Survey: Within 15 days after the effective date:

☑ (1) Buyer will obtain a survey of the Property at Buyer's expense and deliver a copy of the survey to Seller. The survey must be made in accordance with the: (i) ALTA/ACSM Land Title Survey standards, or (ii) Texas Society of Professional Surveyors' standards for a Category 1A survey under the appropriate condition. Seller will reimburse Buyer ______________________ *(insert amount)* of the cost of the survey at closing, if closing occurs.

☐ (2) Seller, at Seller's expense, will furnish Buyer a survey of the Property dated after the effective date. The survey must be made in accordance with the: (i) ALTA/ACSM Land Title Survey standards, or (ii) Texas Society of Professional Surveyors' standards for a Category 1A survey under the appropriate condition.

☐ (3) Seller will deliver to Buyer and the title company a true and correct copy of Seller's most recent survey of the Property along with an affidavit required by the title company for approval of the existing survey. If the existing survey is not acceptable to the title company, Seller, at Seller's expense, will obtain a new or updated survey acceptable to the title company and deliver the acceptable survey to Buyer and the title company within 20 days after Seller receives notice that the existing survey is not acceptable to the title company. The closing date will be extended daily up to 20 days if necessary for Seller to deliver an acceptable survey within the time required. Buyer will reimburse Seller ____________________ *(insert amount)* of the cost of the new or updated survey at closing, if closing occurs.

C. UCC Search:

☑ (1) Within 15 days after the effective date, Seller, at Seller's expense, will furnish Buyer a Uniform Commercial Code (UCC) search prepared by a reporting service and dated after the effective date. The search must identify documents that are on file with the Texas Secretary of State and the county where the Property is located that relate to all personal property on the Property and show, as debtor, Seller and all other owners of the personal property in the last 5 years.

☐ (2) Buyer does not require Seller to furnish a UCC search.

D. Buyer's Objections to the Commitment, Survey, and UCC Search:

(1) Within 10 days after Buyer receives the commitment, copies of the documents evidencing the title exceptions, any required survey, and any required UCC search, Buyer may object to matters disclosed in the items if: (a) the matters disclosed are a restriction upon the Property or constitute a defect or encumbrance to title to the real or personal property described in Paragraph 2 other than those permitted by this contract or liens that Seller will satisfy at closing or Buyer will assume at closing; or (b) the items show that any part of the Property lies in a special flood hazard area (an "A" or "V" zone as defined by FEMA). If Paragraph 6B(1) applies, Buyer is deemed to receive the survey on the earlier of: (i) the date Buyer actually receives the survey; or (ii) the deadline specified in Paragraph 6B.

(2) Seller may, but is not obligated to, cure Buyer's timely objections within 15 days after Seller receives the objections. The closing date will be extended as necessary to provide such time to cure the objections. If Seller fails to cure the objections by the time required, Buyer may terminate this contract by providing written notice to Seller within 5 days after the time by which Seller must cure the objections. If Buyer terminates, the earnest money, less any independent consideration under Paragraph 7B(1), will be refunded to Buyer.

(3) Buyer's failure to timely object or terminate under this Paragraph 6D is a waiver of Buyer's right to object except that Buyer will not waive the requirements in Schedule C of the commitment.

7. PROPERTY CONDITION:

A. Present Condition: Buyer accepts the Property in its present condition except that Seller, at Seller's expense, will complete the following before closing: None.

B. Feasibility Period: Buyer may terminate this contract for any reason within 45 days after the effective date (feasibility period) by providing Seller written notice of termination. *(Check only one box.)*

☑ (1) If Buyer terminates under this Paragraph 7B, the earnest money will be refunded to Buyer less $ 100.00 that Seller will retain as independent consideration for Buyer's unrestricted right to terminate. Buyer has tendered the independent consideration to Seller upon payment of the amount specified in Paragraph 5A to the title company. The independent consideration is to be credited to the sales price only upon closing of the sale. If no dollar amount is stated in this Paragraph 7B(1) or if Buyer fails to deposit the earnest money, Buyer will not have the right to terminate under this Paragraph 7B.

☐ (2) Not later than 3 days after the effective date, Buyer must pay Seller $__________ as independent consideration for Buyer's right to terminate by tendering such amount to Seller or Seller's agent. If Buyer terminates under this Paragraph 7B, the earnest money will be refunded to Buyer and Seller will retain the independent consideration. The independent consideration will be credited to the sales price only upon closing of the sale. If no dollar amount is stated in this Paragraph 7B(2) or if Buyer fails to pay the independent consideration, Buyer will not have the right to terminate under this Paragraph 7B.

C. Inspections, Studies, or Assessments:

(1) During the feasibility period, Buyer, at Buyer's expense, may complete or cause to be completed any and all inspections, studies, or assessments of the Property (including all improvements and fixtures) desired by Buyer.

(2) Seller, at Seller's expense, will turn on all utilities necessary for Buyer to make inspections, studies, or assessments.

(3) Buyer must:
(a) employ only trained and qualified inspectors and assessors;
(b) notify Seller, in advance, of when the inspectors or assessors will be on the Property;
(c) abide by any reasonable entry rules or requirements of Seller;
(d) not interfere with existing operations or occupants of the Property; and
(e) restore the Property to its original condition if altered due to inspections, studies, or assessments that Buyer completes or causes to be completed.

(4) Except for those matters that arise from the negligence of Seller or Seller's agents, Buyer is responsible for any claim, liability, encumbrance, cause of action, and expense resulting from Buyer's inspections, studies, or assessments, including any property damage or personal injury. Buyer will indemnify, hold harmless, and defend Seller and Seller's agents against any claim involving a matter for which Buyer is responsible under this paragraph. This paragraph survives termination of this contract.

D. Property Information:

(1) Delivery of Property Information: Within 7 days after the effective date, Seller will deliver to Buyer: *(Check all that apply.)*

☑ (a) a current rent roll of all leases affecting the Property certified by Seller as true and correct;
☑ (b) copies of all current leases pertaining to the Property, including any modifications, supplements, or amendments to the leases;
☑ (c) a current inventory of all personal property to be conveyed under this contract and copies of any leases for such personal property;
☐ (d) copies of all notes and deeds of trust against the Property that Buyer will assume or that Seller will not pay in full on or before closing;
☑ (e) copies of all current service, maintenance, and management agreements relating to the ownership and operation of the Property;
☑ (f) copies of current utility capacity letters from the Property's water and sewer service provider;
☑ (g) copies of all current warranties and guaranties relating to all or part of the Property;
☑ (h) copies of fire, hazard, liability, and other insurance policies that currently relate to the Property;
☐ (i) copies of all leasing or commission agreements that currently relate to the tenants of all or part of the Property;
☑ (j) a copy of the "as-built" plans and specifications and plat of the Property; to the extent in Seller's possession
☑ (k) copies of all invoices for utilities and repairs incurred by Seller for the Property in the ~~24~~ 12 months immediately preceding the effective date;
☑ (l) a copy of Seller's income and expense statement for the Property from January 1, 2014 to June 30, 2015;
☑ (m) copies of all previous environmental assessments, geotechnical reports, studies, or analyses made on or relating to the Property;
☑ (n) real & personal property tax statements for the Property for the previous 2 calendar years; and
☑ (o) Tenant reconciliation statements including, operating expenses, insurance and taxes for the Property from January 1, 2014 to June 30, 2015; and
☐ (p) ____.

(2) Return of Property Information: If this contract terminates for any reason, Buyer will, not later than 10 days after the termination date: *(Check all that apply.)*
☑ (a) return to Seller all those items described in Paragraph 7D(1) that Seller delivered to Buyer in other than an electronic format and all copies that Buyer made of those items;
☑ (b) delete or destroy all electronic versions of those items described in Paragraph 7D(1) that Seller delivered to Buyer or Buyer copied; and
☑ (c) deliver copies of all inspection and assessment reports related to the Property that Buyer completed or caused to be completed.
This Paragraph 7D(2) survives termination of this contract.

E. Contracts Affecting Operations: Until closing, Seller: (1) will operate the Property in the same manner as on the effective date under reasonably prudent business standards; and (2) will not transfer or dispose of any part of the Property, any interest or right in the Property, or any of the personal property or other items described in Paragraph 2B or sold under this contract. After the feasibility period ends, Seller may not enter into, amend, or terminate any other contract that affects the operations of the Property without Buyer's written approval.

8. LEASES:

A. Each written lease Seller is to assign to Buyer under this contract must be in full force and effect according to its terms. ~~Seller may not enter into any new lease, fail to comply with any existing lease, or make any amendment or modification to any existing lease without Buyer's written consent.~~ Seller must disclose, in writing, if any of the following exist at the time Seller provides the leases to the Buyer or subsequently occur before closing:
(1) any failure by Seller to comply with Seller's obligations under the leases;

(2) any circumstances under any lease that entitle the tenant to ~~terminate the lease or~~ seek any offsets or damages;
(3) any non-occupancy of the leased premises by a tenant;
(4) any advance sums paid by a tenant under any lease;
(5) any concessions, bonuses, free rents, rebates, brokerage commissions, or other matters that affect any lease; and
(6) any amounts payable under the leases that have been assigned or encumbered, except as security for loan(s) assumed or taken subject to under this contract.

B. Estoppel Certificates: Within _______ days after the effective date, Seller will deliver to Buyer estoppel certificates signed not earlier than _______ by each tenant that leases space in the Property. The estoppel certificates must include the certifications contained in the current version of TAR Form 1938 – Commercial Tenant Estoppel Certificate and any additional information requested by a third party lender providing financing under Paragraph 4 if the third party lender requests such additional information at least 10 days prior to the earliest date that Seller may deliver the signed estoppel certificates.

9. BROKERS:

A. The brokers to this sale are:

Principal Broker: Champions Real Estate Group	Cooperating Broker:
Agent: Robert E. Dunn, III	Agent:
Address: 6711 Richmond Avenue, Suite 120 Houston, Texas 77021	Address:
Phone & Fax: 281.728.3407	Phone & Fax:
E-mail: robby@robbydunn.com	E-mail:
License No.: 544462	License No.:
Principal Broker: *(Check only one box)* ☑ represents Seller only. ☐ represents Buyer only. ☐ is an intermediary between Seller and Buyer.	Cooperating Broker represents Buyer.

B. Fees: *(Check only (1) or (2) below.)*
(Complete the Agreement Between Brokers on page 14 only if (1) is selected.)

☑ (1) Seller will pay Principal Broker the fee specified by separate written commission agreement between Principal Broker and Seller. Principal Broker will pay Cooperating Broker the fee specified in the Agreement Between Brokers found below the parties' signatures to this contract.

☐ (2) At the closing of this sale, Seller will pay:

Principal Broker a total cash fee of:	Cooperating Broker a total cash fee of:
☑ 2 % of the sales price.	☐ ______ % of the sales price.
☐ ______________.	☐ ______________.

The cash fees will be paid in Harris County, Texas. Seller authorizes the title company to pay the brokers from the Seller's proceeds at closing.

NOTICE: Chapter 62, Texas Property Code, authorizes a broker to secure an earned commission with a lien against the Property.

C. The parties may not amend this Paragraph 9 without the written consent of the brokers affected by the amendment.

10. CLOSING:

A. The date of the closing of the sale (closing date) will be on or before the later of:
(1) ☑ 30 days after the expiration of the feasibility period.
☐ ______________ *(specific date).*
☐ ______________.
(2) 7 days after objections made under Paragraph 6D have been cured or waived.

B. If either party fails to close by the closing date, the non-defaulting party may exercise the remedies in Paragraph 15.

C. At closing, Seller will execute and deliver to Buyer, at Seller's expense, a ☐ general ☑ special warranty deed. The deed must include a vendor's lien if any part of the sales price is financed. The deed must convey good and indefeasible title to the Property and show no exceptions other than those permitted under Paragraph 6 or other provisions of this contract. Seller must convey the Property:
(1) with no liens, assessments, or Uniform Commercial Code or other security interests against the Property which will not be satisfied out of the sales price, unless securing loans Buyer assumes;
(2) without any assumed loans in default; and
(3) with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers except tenants under the written leases assigned to Buyer under this contract.

D. At closing, Seller, at Seller's expense, will also deliver to Buyer:
(1) tax statements showing no delinquent taxes on the Property;
(2) a bill of sale with warranties to title conveying title, free and clear of all liens, to any personal property defined as part of the Property in Paragraph 2 or sold under this contract;
(3) an assignment of all leases to or on the Property;
(4) to the extent that the following items are assignable, an assignment to Buyer of the following items as they relate to the Property or its operations:
(a) licenses and permits;
(b) maintenance, management, and other contracts; and
(c) warranties and guaranties;
(5) a rent roll current on the day of the closing certified by Seller as true and correct;
(6) evidence that the person executing this contract is legally capable and authorized to bind Seller;
(7) an affidavit acceptable to the title company stating that Seller is not a foreign person or, if Seller is a foreign person, a written authorization for the title company to: (i) withhold from Seller's proceeds an amount sufficient to comply applicable tax law; and (ii) deliver the amount to the Internal Revenue Service together with appropriate tax forms; and
(8) any notices, statements, certificates, affidavits, releases, and other documents required by this contract, the commitment, or law necessary for the closing of the sale and the issuance of the title policy, all of which must be completed and executed by Seller as necessary.

E. At closing, Buyer will:
(1) pay the sales price in good funds acceptable to the title company;
(2) deliver evidence that the person executing this contract is legally capable and authorized to bind Buyer;
(3) sign and send to each tenant in the Property a written statement that:
(a) acknowledges Buyer has received and is responsible for the tenant's security deposit; and
(b) specifies the exact dollar amount of the security deposit;

(4) sign an assumption of all leases then in effect; and
(5) execute and deliver any notices, statements, certificates, or other documents required by this contract or law necessary to close the sale.

F. ~~Unless the parties agree otherwise, the closing documents will be as found in the basic forms in the current edition of the State Bar of Texas Real Estate Forms Manual without any additional clauses.~~

11. POSSESSION: Seller will deliver possession of the Property to Buyer upon closing and funding of this sale in its present condition with any repairs Seller is obligated to complete under this contract, ordinary wear and tear excepted. Any possession by Buyer before closing or by Seller after closing that is not authorized by a separate written lease agreement is a landlord-tenant at sufferance relationship between the parties.

12. SPECIAL PROVISIONS: The following special provisions apply and will control in the event of a conflict with other provisions of this contract. *(If special provisions are contained in an Addendum, identify the Addendum here and reference the Addendum in Paragraph 22D.)*

See attached Addendum to Commercial Contract - Improved Property attached hereto and incorporated herein.

Seller will have the septic system inspected during the inspection period and will provide Buyer with the results of such inspection during the inspection period.

13. SALES EXPENSES:

A. Seller's Expenses: Seller will pay for the following at or before closing:
(1) releases of existing liens, other than those liens assumed by Buyer, including prepayment penalties and recording fees;
(2) release of Seller's loan liability, if applicable;
(3) tax statements or certificates;
(4) preparation of the deed and any bill of sale;
(5) one-half of any escrow fee;
(6) costs to record any documents to cure title objections that Seller must cure; and
(7) other expenses that Seller will pay under other provisions of this contract.

B. Buyer's Expenses: Buyer will pay for the following at or before closing:
(1) all loan expenses and fees;
(2) preparation fees of any deed of trust;
(3) recording fees for the deed and any deed of trust;
(4) premiums for flood and hazard insurance as may be required by Buyer's lender;
(5) one-half of any escrow fee; and
(6) other expenses that Buyer will pay under other provisions of this contract.

14. PRORATIONS:

A. Prorations:

(1) Interest on any assumed loan, taxes, rents, and any expense reimbursements from tenants will be prorated through the closing date.
(2) If the amount of ad valorem taxes for the year in which the sale closes is not available on the closing date, taxes will be prorated on the basis of taxes assessed in the previous year. If the taxes for the year in which the sale closes vary from the amount prorated at closing, the parties will adjust the prorations when the tax statements for the year in which the sale closes become available. This Paragraph 14A(2) survives closing.
(3) If Buyer assumes a loan or is taking the Property subject to an existing lien, Seller will transfer all reserve deposits held by the lender for the payment of taxes, insurance premiums, and other charges to Buyer at closing and Buyer will reimburse such amounts to Seller by an appropriate adjustment at closing.

B. Rollback Taxes: If Seller changes the use of the Property before closing or if a denial of a special valuation on the Property claimed by Seller results in the assessment of additional taxes, penalties, or interest (assessments) for periods before closing, the assessments will be the obligation of Seller. If this sale or Buyer's use of the Property after closing results in additional assessments for periods before closing, the assessments will be the obligation of Buyer. This Paragraph 14B survives closing.

C. Rent and Security Deposits: At closing, Seller will tender to Buyer all security deposits and the following advance payments received by Seller for periods after closing: prepaid expenses, advance rental payments, and other advance payments paid by tenants. Rents prorated to one party but received by the other party will be remitted by the recipient to the party to whom it was prorated within 5 days after the rent is received. This Paragraph 14C survives closing.

15. DEFAULT:

A. If Buyer fails to comply with this contract, Buyer is in default and Seller, as Seller's sole remedy~~(ies)~~, may terminate this contract and receive the earnest money, as liquidated damages for Buyer's failure except for any damages resulting from Buyer's inspections, studies or assessments in accordance with Paragraph 7C(4) which Seller may pursue, or
(Check if applicable)
☑ enforce specific performance, or seek such other relief as may be provided by law.

B. If, without fault, Seller is unable within the time allowed to deliver the estoppel certificates, survey or the commitment, Buyer may:
(1) terminate this contract and receive the earnest money, less any independent consideration under Paragraph 7B(1), as liquidated damages and as Buyer's sole remedy; or
(2) extend the time for performance up to 15 days and the closing will be extended as necessary.

C. Except as provided in Paragraph 15B, if Seller fails to comply with this contract, Seller is in default and Buyer may
(1) terminate this contract and receive the earnest money, less any independent consideration under Paragraph 7B(1), as liquidated damages and as Buyer's sole remedy; or
(2) enforce specific performance or seek such other relief as may be provided by law, or both.

16. CASUALTY LOSS AND CONDEMNATION:

A. If any part of the Property is damaged or destroyed by fire or other casualty after the effective date, Seller must restore the Property to its previous condition as soon as reasonably possible and not later than the closing date. If, without fault, Seller is unable to do so, Buyer may:

(1) terminate this contract and the earnest money, less any independent consideration under Paragraph 7B(1), will be refunded to Buyer;
(2) extend the time for performance up to 15 days and closing will be extended as necessary; or
(3) accept at closing: (i) the Property in its damaged condition; (ii) an assignment of any insurance proceeds Seller is entitled to receive along with the insurer's consent to the assignment; and (iii) a credit to the sales price in the amount of any unpaid deductible under the policy for the loss.

B. If before closing, condemnation proceedings are commenced against any part of the Property, Buyer may:
(1) terminate this contract by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the earnest money, less any independent consideration under Paragraph 7B(1), will be refunded to Buyer; or
(2) appear and defend the condemnation proceedings and any award will, at Buyer's election, belong to: (a) Seller and the sales price will be reduced by the same amount; or (b) Buyer and the sales price will not be reduced.

17. **ATTORNEY'S FEES:** If Buyer, Seller, any broker, or the title company is a prevailing party in any legal proceeding brought under or with relation to this contract or this transaction, such party is entitled to recover from the non-prevailing parties all costs of such proceeding and reasonable attorney's fees. This Paragraph 17 survives termination of this contract.

18. **ESCROW:**

A. At closing, the earnest money will be applied first to any cash down payment, then to Buyer's closing costs, and any excess will be refunded to Buyer. If no closing occurs, the title company may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of the title company from all parties.

B. If one party makes written demand for the earnest money, the title company will give notice of the demand by providing to the other party a copy of the demand. If the title company does not receive written objection to the demand from the other party within 15 days after the date the title company sent the demand to the other party, the title company may disburse the earnest money to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the earnest money and the title company may pay the same to the creditors.

C. The title company will deduct any independent consideration under Paragraph 7B(1) before disbursing any earnest money to Buyer and will pay the independent consideration to Seller.

D. If the title company complies with this Paragraph 18, each party hereby releases the title company from all claims related to the disbursal of the earnest money.

E. Notices under this Paragraph 18 must be sent by certified mail, return receipt requested. Notices to the title company are effective upon receipt by the title company.

F. Any party who wrongfully fails or refuses to sign a release acceptable to the title company within 7 days after receipt of the request will be liable to the other party for liquidated damages in an amount equal to the sum of: (i) three times the amount of the earnest money; (ii) the earnest money; (iii) reasonable attorney's fees; and (iv) all costs of suit.

G. ☑ Seller ☐ Buyer intend(s) to complete this transaction as a part of an exchange of like-kind properties in accordance with Section 1031 of the Internal Revenue Code, as amended. All expenses in connection with the contemplated exchange will be paid by the exchanging party. The other party will not incur any expense or liability with respect to the exchange. The parties agree to cooperate fully and in good faith to arrange and consummate the exchange so as to comply to the maximum extent

feasible with the provisions of Section 1031 of the Internal Revenue Code. The other provisions of this contract will not be affected in the event the contemplated exchange fails to occur.

19. MATERIAL FACTS: To the best of Seller's knowledge and belief: *(Check only one box.)*

☐ A. Seller is not aware of any material defects to the Property except as stated in the attached Commercial Property Condition Statement (TAR-1408).

☐ B. Except as otherwise provided in this contract, Seller is not aware of:

(1) any subsurface: structures, pits, waste, springs, or improvements;
(2) any pending or threatened litigation, condemnation, or assessment affecting the Property;
(3) any environmental hazards or conditions that materially affect the Property;
(4) whether the Property is or has been used for the storage or disposal of hazardous materials or toxic waste, a dump site or landfill, or any underground tanks or containers;
(5) whether radon, asbestos containing materials, urea-formaldehyde foam insulation, lead-based paint, toxic mold (to the extent that it adversely affects the health of ordinary occupants), or other pollutants or contaminants of any nature now exist or ever existed on the Property;
(6) any wetlands, as defined by federal or state law or regulation, on the Property;
(7) any threatened or endangered species or their habitat on the Property;
(8) any present or past infestation of wood-destroying insects in the Property's improvements;
(9) any contemplated material changes to the Property or surrounding area that would materially and detrimentally affect the ordinary use of the Property;
(10) any material physical defects in the improvements on the Property; or
(11) any condition on the Property that violates any law or ordinance.

(Describe any exceptions to (1)-(11) in Paragraph 12 or an addendum.)

20. NOTICES: All notices between the parties under this contract must be in writing and are effective when hand-delivered, mailed by certified mail return receipt requested, or sent by facsimile transmission to the parties addresses or facsimile numbers stated in Paragraph 1. The parties will send copies of any notices to the broker representing the party to whom the notices are sent.

☑ A. Seller also consents to receive any notices by e-mail at Seller's e-mail address stated in Paragraph 1.
☑ B. Buyer also consents to receive any notices by e-mail at Buyer's e-mail address stated in Paragraph 1.

21. DISPUTE RESOLUTION: The parties agree to negotiate in good faith in an effort to resolve any dispute related to this contract that may arise. If the dispute cannot be resolved by negotiation, the parties will submit the dispute to mediation before resorting to arbitration or litigation and will equally share the costs of a mutually acceptable mediator. This paragraph survives termination of this contract. This paragraph does not preclude a party from seeking equitable relief from a court of competent jurisdiction.

22. AGREEMENT OF THE PARTIES:

A. This contract is binding on the parties, their heirs, executors, representatives, successors, and permitted assigns. This contract is to be construed in accordance with the laws of the State of Texas. If any term or condition of this contract shall be held to be invalid or unenforceable, the remainder of this contract shall not be affected thereby.

B. This contract contains the entire agreement of the parties and may not be changed except in writing.

C. If this contract is executed in a number of identical counterparts, each counterpart is an original and all counterparts, collectively, constitute one agreement.

D. Addenda which are part of this contract are: *(Check all that apply.)*

☐ (1) Property Description Exhibit identified in Paragraph 2;
☐ (2) Commercial Contract Condominium Addendum (TAR-1930);
☐ (3) Commercial Contract Financing Addendum (TAR-1931);
☐ (4) Commercial Property Condition Statement (TAR-1408);
☐ (5) Commercial Contract Addendum for Special Provisions (TAR-1940);
☐ (6) Addendum for Seller's Disclosure of Information on Lead-Based Paint and Lead-Based Paint Hazards (TAR-1906);
☐ (7) Notice to Purchaser of Real Property in a Water District (MUD);
☐ (8) Addendum for Coastal Area Property (TAR-1915);
☐ (9) Addendum for Property Located Seaward of the Gulf Intracoastal Waterway (TAR-1916);
☐ (10) Information About Brokerage Services (TAR-2501); and
☑ (11) Addendum to Commercial Contract-Improved Property

(Note: Counsel for the Texas Association of REALTORS® (TAR) has determined that any of the foregoing addenda which are promulgated by the Texas Real Estate Commission (TREC) or published by TAR are appropriate for use with this form.)

E. Buyer ☑ may ☐ may not assign this contract. If Buyer assigns this contract, Buyer will be relieved of any future liability under this contract only if the assignee assumes, in writing, all of Buyer's obligations under this contract.

23. TIME: Time is of the essence in this contract. The parties require strict compliance with the times for performance. If the last day to perform under a provision of this contract falls on a Saturday, Sunday, or legal holiday, the time for performance is extended until the end of the next day which is not a Saturday, Sunday, or legal holiday.

24. EFFECTIVE DATE: The effective date of this contract for the purpose of performance of all obligations is the date the title company receipts this contract after all parties execute this contract.

25. ADDITIONAL NOTICES:

A. Buyer should have an abstract covering the Property examined by an attorney of Buyer's selection, or Buyer should be furnished with or obtain a title policy.

B. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fees of the district before final execution of this contract.

C. Notice Required by §13.257, Water Code: "The real property, described below, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property. The undersigned purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the real property described in the notice or at closing of purchase of the real property." The real property is described in Paragraph 2 of this contract.

D. If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, §33.135, Texas Natural Resources Code, requires a notice regarding coastal area property to be included as part of this contract.

E. If the Property is located seaward of the Gulf Intracoastal Waterway, §61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Property to be included as part of this contract.

F. If the Property is located outside the limits of a municipality, the Property may now or later be included in the extra-territorial jurisdiction (ETJ) of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and ETJ. To determine if the Property is located within a municipality's ETJ, Buyer should contact all municipalities located in the general proximity of the Property for further information.

G. If apartments or other residential units are on the Property and the units were built before 1978, federal law requires a lead-based paint and hazard disclosure statement to be made part of this contract.

H. Section 1958.154, Occupations Code requires Seller to provide Buyer a copy of any mold remediation certificate issued for the Property during the 5 years preceding the date the Seller sells the Property.

I. Brokers are not qualified to perform property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws. Buyer should seek experts to perform such services. Buyer should review local building codes, ordinances and other applicable laws to determine their effect on the Property. Selection of experts, inspectors, and repairmen is the responsibility of Buyer and not the brokers. Brokers are not qualified to determine the credit worthiness of the parties.

26. CONTRACT AS OFFER: The execution of this contract by the first party constitutes an offer to buy or sell the Property. Unless the other party accepts the offer by 5:00 p.m., in the time zone in which the Property is located, on July 15, 2015, the offer will lapse and become null and void.

READ THIS CONTRACT CAREFULLY. The brokers and agents make no representation or recommendation as to the legal sufficiency, legal effect, or tax consequences of this document or transaction. CONSULT your attorney BEFORE signing.

Seller	Buyer
Seller: Lake Houston Storage, LLC	**Buyer:** Caprock Oil, Inc.
By:	By:
By (signature): [signature]	By (signature): D. Hughes Watler Jr.
Printed Name: Robert E. Dunn, III	Printed Name: D. Hughes Watler, Jr.
Title: Managing Member	Title: CFO
By:	By:
By (signature):	By (signature):
Printed Name:	Printed Name:
Title:	Title:

AGREEMENT BETWEEN BROKERS

(use only if Paragraph 9B(1) is effective)

Principal Broker agrees to pay ______________________ (Cooperating Broker) a fee when the Principal Broker's fee is received. The fee to be paid to Cooperating Broker will be:

☐ $__________, or
☐ ______% of the sales price, or
☐ ______% of the Principal Broker's fee.

The title company is authorized and directed to pay Cooperating Broker from Principal Broker's fee at closing. This Agreement Between Brokers supersedes any prior offers and agreements for compensation between brokers.

Principal Broker: ______________________ Cooperating Broker: ______________________

By: ______________________ By: ______________________

ATTORNEYS

Seller's attorney: Barney Stagner
Stagner Law Firm

Address: ______________________

Phone & Fax: 713.898.4610

E-mail: stagnerlaw@comcast.net

Seller's attorney requests copies of documents, notices, and other information:

☑ the title company sends to Seller.
☑ Buyer sends to Seller.

Buyer's attorney: Wilson, Cribbs and Goren
Leann Karim

Address: 2500 Fannin
Houston, Texas 77002

Phone & Fax: 713.222.9000/713.229.8824

E-mail: lkarim@wcglaw.net

Buyer's attorney requests copies of documents, notices, and other information:

☑ the title company sends to Buyer.
☑ Seller sends to Buyer.

ESCROW RECEIPT

The title company acknowledges receipt of:

☐ A. the contract on this day ______________________ (effective date);
☐ B. earnest money in the amount of $________ in the form of ____________ on ____________.

Title company: ______________________ Address: ______________________

By: ______________________ Phone & Fax: ______________________

Assigned file number (GF#): ______________________ E-mail: ______________________

ADDENDUM TO COMMERCIAL CONTRACT -IMPROVED PROPERTY

This Addendum to Commercial Contract – Improved Property (this "*Addendum*") is entered into by and between Lake Houston Storage, LLC ("*Seller*") and Caprock Oil, Inc., or its assigns ("*Buyer*"), with reference to the Commercial Contract – Improved Property between Seller and Buyer (the "*Contract*"), concerning the Property, consisting of approximately 2.57 acres of real property located at 23322 FM 2100, Huffman, Texas 77356 as defined in Paragraph 2A of the Contract (the "*Property*"). Seller and Buyer are sometimes referred to individually as a "*Party*" and collectively as the "*Parties*."

1. Incorporation Into Contract. This Addendum is intended to be attached to and incorporated into the Contract for all purposes. In the event of a conflict between the terms and provisions of the Contract and those contained in this Addendum, the terms of this Addendum are intended to be and will be construed as controlling.

2. Defined Terms. All terms delineated with initial capital letters in this Addendum that are defined in the Contract have the same meanings in this Addendum as in the Contract.

3. Seller's Representations. Seller represents to Buyer that the following are true and correct as of the Effective Date and will be true and correct on the Closing Date.

a. *Authority*. Seller is the fee simple owner of the Property. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Texas with authority to convey the Property to Buyer. This contract is, and all documents required by this Contract to be executed and delivered to Buyer at Closing will be, duly authorized, executed, and delivered by Seller.

b. *Litigation*. There is no litigation pending or threatened against Seller that might affect the Property or Seller's ability to perform its obligations under this Contract.

c. *Violation of Laws*. Seller has not received actual notice of violation of any law, ordinance, regulation, or requirements affecting the Property or Seller's use of the Property.

d. *Licenses, Permits, and Approvals*. Seller has not received actual notice that any license, permit, or approval necessary to operate the Property in the manner in which it is currently operated will not be renewed on expiration or that any material condition will be imposed in order to obtain their renewal.

e. *Condemnation; Zoning; Land Use; Hazardous Materials*. Seller has not received actual notice of any condemnation, zoning, or land-use proceedings affecting the Property or any inquiries or notices by any governmental authority or third party with respect to the presence of hazardous materials on the Property or the migration of hazardous materials from the Property. ~~The Property is unrestricted for commercial use as a self-storage facility, including the undeveloped areas that comprise a portion of the Property.~~ RD NW

f. *No Other Obligation to Sell the Property or Restriction against Selling the Property.* Except for granting a security interest in the Property, Seller has not obligated itself to sell the Property to any party other than Buyer. Seller's performance of this Contract will not cause a breach of any other agreement or obligation to which Seller is a party or to which it is bound.

The representations and warranties of Seller shall survive the Closing.

Buyer are, or on the Closing Date will be, duly authorized, executed and delivered by and are binding upon Buyer. Buyer is a corporation, organized under the laws of the State of Nevada and authorized to conduct business in the State of Texas and is duly authorized and qualified to do all things required of it under this Contract. The representations and warranties of Buyer shall survive the Closing.

5. Miscellaneous Provisions.

a. The Contract and this Addendum contain agreements between the parties relating to actions occurring after Closing, which shall not be merged into the instruments of Closing but shall expressly survive and be enforceable according to their terms.

b. The Parties acknowledge that each party and its counsel have reviewed and revised the Contract, and the Parties agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of the Contract, this Addendum, or any attachment or exhibit thereto.

c. The Contract and this Addendum may be executed simultaneously in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Transmission of the Contract and this Addendum by fax or electronic mail will be deemed transmission of the original of the Contract and this Addendum for all purposes.

d. Except where (i) otherwise authorized, permitted or required by the express terms of the Contract, and (ii) notice to, consent or approval of, or joinder by any party has been expressly waived by the provisions hereof, no amendment, modification, deletion, release, termination or extension of, alteration, variance or change in, or supplement to the provisions of, the Contract will be valid and effective or otherwise binding on the Parties, unless, and until, such modification has been reduced to writing and executed by the party against the whom the Contract is being enforced.

[Signatures to follow]

SELLER:

Lake Houston Storage, LLC

By: [signature]
Name: Robert E. Dunn, III
Title: Managing Member

BUYER:

Caprock Oil, Inc.

By: D. Hughes Watler Jr.
Name: D. Hughes Watler, Jr.
Title: CFO